Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-121642 and 333-130787 on Form S-8 and Registration Statement No. 333-131385 on Form S-3 of our reports dated March 1, 2006, relating to the financial statements of Bill Barrett Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph for the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payments”), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Bill Barrett Corporation for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

March 1, 2006